Exhibit 99.1

Handy & Harman Ltd. Submits Proposal To Acquire JPS Industries For $10.00 Per Share In Cash

WHITE PLAINS, N.Y., Dec. 30, 2014 -- Handy & Harman Ltd. (HNH) (“HNH” or the “Company”), a diversified global industrial company, today announced that it has sent a letter to JPS Industries, Inc. (“JPS”) (Pink Sheets: JPST) stating its willingness to enter into a definitive merger agreement with JPS to acquire all of the outstanding shares of common stock of JPS not already owned by HNH or HNH’s parent, Steel Partners Holdings L.P. (“SPH”), for $10.00 per share in cash.  HNH’s all-cash proposal, which is not subject to any due diligence and not expected to be subject to any financing contingency, represents a premium of approximately 44.5% over JPS’ closing price of $6.92 on December 29, 2014.  SPH currently owns approximately 39% of JPS’ outstanding shares.

In a letter addressed to the two members of a Special Committee of JPS’ Board of Directors, Alan B. Howe and Robert J. Capozzi, and to JPS CEO Mikel Williams, HNH stated that while its strong preference would have been for a private, consensual process, HNH had little choice but to make its proposal public given the lack of any meaningful progress since first submitting an offer to acquire JPS in early June.  HNH further noted in the letter that JPS has not traded at or above the proposed $10.00 per share price since July of 1998 and that JPS shareholders have otherwise enjoyed very little opportunity for liquidity in recent years.  Accordingly, HNH stated that JPS’ unaffiliated shareholders should not be denied their right and opportunity to determine for themselves whether they would sell their shares at the proposed $10.00 per share price.

The full text of the letter follows:

December 30, 2014

Alan B. Howe
Robert J. Capozzi
Special Committee of the Board
            and
Mikel Williams, Chief Executive Officer
c/o JPS Industries, Inc.
55 Beattie Place
Greenville, SC 29601

Dear Gentlemen:

Handy & Harman Ltd. (“H&H”, “we”, “us” or “our”) has repeatedly expressed to you our desire to enter into a negotiated transaction with JPS Industries, Inc. (“JPS” or “the Company”) that we believe would create meaningful value and immediate liquidity for the Company’s shareholders.  Our parent, Steel Partners Holdings L.P. (“SPH”), has been a significant shareholder of JPS for almost 14 years and currently owns approximately 39% of the Company’s outstanding shares.  As you know, on numerous occasions over the past several years, SPH has attempted to work with you and the other members of the Board and senior management in an effort to maximize value for shareholders through a sale of the Company to SPH or the highest bidder.  SPH has made compelling proposals to acquire the Company at a significant premium to the then current market price of the Company’s shares in a transaction that we do not expect to be subject to any financing contingency.  Despite SPH’s exhaustive efforts to convince you of the clear benefits to all constituents of a sale of the Company, the Board refused to negotiate with SPH.

While it was H&H’s strong preference to communicate privately with the Special Committee regarding a value enhancing transaction, no progress has been made since our offer to acquire the Company on June 2, 2014, when we first expressed interest in acquiring the Company.  JPS’ unaffiliated shareholders should not be denied their right and opportunity to determine for themselves whether they would sell their shares.

Accordingly, H&H hereby publicly sets forth its willingness to enter into a definitive merger agreement with JPS to acquire all of the outstanding shares of common stock of the Company not already owned by us or SPH for $10.00 per share in cash (the “Proposal”), on the terms set forth on the attached term sheet.  Notably, our Proposal is not subject to due diligence and is not expected to be subject to any financing contingency.  Based upon discussions with our lenders, we anticipate obtaining all financing commitments prior to execution of a definitive merger agreement.  If the Board of Directors (the “Board”) would waive the shareholder rights plan, we are prepared to commence a tender offer to all shareholders so that they can have an opportunity to choose to have immediate liquidity for their shares.

Our Proposal affords shareholders an attractive and certain means of monetizing their investment, as opposed to the uncertainty offered by the status quo.  Our Proposal represents a premium of approximately 44.5% premium over JPS’ closing price of $6.92 on December 29, 2014, and a 98% premium to the 52 week low price this year of $5.05 on February 6, 2014.  Notably, JPS has not traded at our Proposal price of $10.00 per share since July of 1998, more than 16 years ago, nor have JPS shareholders received any dividends while enduring such a prolonged period of dismal stock performance.  We note that there have only been approximately 108,000 shares that have traded in the last 12 months (some of this has been double counted) and shareholders have had very little opportunity for liquidity.

We are highly confident that Houlihan Lokey, the Company’s investment banker, will be in a position to provide a fairness opinion which allows the pension trustees or independent fiduciary to the plan to support a transaction with us or a higher bidder without any issue.

In order to achieve immediate and maximum value for all shareholders, H&H has for many months now been urging you, the Special Committee, to pursue a sale of JPS to us or the highest bidder.  The Special Committee has refused to do so.  As the largest shareholder of JPS, with approximately 39% of the Company’s outstanding shares held by SPH, we are uniquely positioned to negotiate, finance and consummate such a value-maximizing transaction.  In order to ensure that shareholders receive the highest price available in any transaction, we would be willing to negotiate a definitive agreement that includes a “go shop” period in order to allow the Company’s financial advisor, Houlihan Lokey, to shop for a higher bidder.  We have also repeatedly made it clear that if a subsequent offer emerges from another party to acquire the entire Company at a price greater than what we are willing to pay that we would be supportive of such a transaction.  We have attempted to alleviate any concern that our interests are somehow not aligned with those of all unaffiliated shareholders in pursuing a transaction of JPS.

Unfortunately, our acquisition overtures have been rebuffed and our efforts have been frustrated at every turn by the Special Committee.  While we have been working towards catalyzing a value-maximizing liquidity event for all shareholders, it appears that you have been more intent on protecting your own interests and positions than maximizing value for the benefit of JPS’ unaffiliated shareholders.

The Special Committee’s handling of this process has been too slow, too costly, and appears to be too reliant on input from Lloyd Miller, a 15% shareholder who has recently nominated each of you, as well as CEO Mikel Williams and former JPS CEO Michael Fulbright, who if elected will not be an independent director, for election at the Company’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”).  That you have agreed to be nominated by Mr. Miller as part of a group that is seeking control of JPS at the 2015 Annual Meeting calls into serious doubt your true intentions with respect to the future of JPS and your ability to negotiate in good faith with potential acquirers.  Not to mention that you have aligned yourselves with Mr. Fulbright, who the current Board, including yourselves, elected to remove and pay a multi-million dollar severance package to after years of underperformance and mismanagement under his leadership.  We are willing to pay a premium to shareholders to acquire JPS.  Your group appears to be seeking complete control of JPS without paying shareholders a dime.  The status quo may be the better alternative for you, but it is clearly not what is best for most of the Company’s unaffiliated shareholders.

SPH has a fundamental disagreement with you and management regarding the manner in which JPS is operated.  SPH has been urging the Company to pursue a lean-focused operational plan based on driving new product creation while reducing corporate overhead costs and allocating capital more efficiently.  On the other hand,  each of you appear intent on continuing to operate the Company as a standalone public company, incurring significant public company costs, bloated overhead costs, redundancy in senior management positions, with an inefficient capital structure and for your continued personal benefit.

On August 18, 2014, we indicated that we were prepared to increase our offer price to a range of $8.00 and $10.00 per share in cash and that the definitive agreement would not be subject to any financing contingency.  In fact, our offers to date have only been subject to limited conditions, including confirmatory due diligence, waiver of any anti-takeover provisions and certain customary conditions for a transaction of the size and type we have proposed.

Instead of commencing good-faith negotiations with us, you hid behind an unreasonable demand that we agree to a $12.50 per share cash bid as a starting point for any negotiations.   We have repeatedly stressed to you that the Special Committee’s demand that we offer not less than $12.50 per share to continue to negotiate is unacceptable.

Nevertheless, on October 31, 2014, we informed the Company that H&H was prepared to confirm its offer to acquire JPS at the high-end of our offer range, $10.00 per share in cash.  In response, you required us to sign a confidentiality and standstill agreement that contained onerous and overreaching provisions that we believe were intended to entrench your positions on the Board in the event that a deal was not ultimately reached.  In light of your uncooperative approach to our acquisition overtures to date, you knew that we could not sign away our rights to protect our interests and ability to seek Board representation.  With a November 22, 2014 nomination deadline looming for the 2015 Annual Meeting, SPH nominated a slate of four director nominees on November 20, 2014 to preserve its rights to (i) elect a slate of directors who are committed to a sale of the Company to H&H or the highest bidder in the event that the Special Committee continues to inexcusably spurn our acquisition proposals, and (ii) seek representation on the Board in the event that a majority of the Board fails to re-nominate Jack Howard and John Quicke.

We are now at an impasse where SPH, on the one hand, is seeking to catalyze a value-maximizing transaction for shareholders, whether through us or a higher third party offer, and where you, on the other hand, have usurped the corporate machinery and are using shareholder capital to protect your positions as Board members and put up roadblocks to prevent shareholders from being allowed to vote on a transaction that will result in them receiving full and fair value for their investment.  It is unacceptable for you to continue to use the Special Committee under the guise of protecting shareholder interests as a vehicle to run up unnecessary fees and expenses in order to protect your own interests while seeking control of the Board together with Mr. Miller.  In fact, we reserve the right to reduce our offer price to the extent the Special Committee continues to waste significant corporate assets on legal fees and other expenses.

We also have serious concerns that the Investment Committee of the Company’s pension fund, which consists of Mikel Williams and another employee, intends to vote the 1.9 million shares of JPS held by the pension fund to further the efforts of Messrs. Miller, Williams, Capozzi, and Howe to take effective control of JPS without paying for it.  We note that Mr. Capozzi has been on the Board since October 1997.  The shares held by the pension fund should not be permitted to be voted at the 2015 Annual Meeting without specific authority from an independent trustee or the beneficiaries, and we reserve our rights to take whatever action we believe is required to ensure that management does not use the pension fund as a vehicle for entrenching themselves and taking control of the Company.

We strongly urge you to reconsider your uncooperative approach, and instead immediately engage seriously with us to explore our Proposal and negotiate a transaction. The problematic status quo, consisting of management’s high corporate overhead cost structure and waste of corporate assets, including the frivolous lawsuit filed against Messrs. Howard and Quicke, is untenable and value destructive.  The shareholders of JPS have waited long enough, they deserve better.

Our intentions are directly aligned with the best interests of all JPS shareholders and our actions have been consistent with what we believe should be the fiduciary duties of all directors – to get the highest cash price for JPS.  We will continue to take any and all actions that we believe are required to ensure that JPS shareholders have the opportunity to realize immediate and value-maximizing liquidity for their investment, ensure that the Board is fairly evaluating our Proposal and any third party acquisition proposals in a manner consistent with the best interests of all shareholders, and to allow the shareholders to vote on their own fate.  As always, we stand ready to meet with you as soon as possible.

Sincerely,

/s/ Warren G. Lichtenstein

Outline of Proposed Terms of Agreement
between Handy & Harman and JPS Industries

This term sheet (“Term Sheet”) summarizes the principal terms of the proposed transaction (the “Proposed Transaction”) between Handy & Harman Ltd. (“HNH”) and JPS Industries, Inc. (the “Company”, and together with HNH, the “Parties”).  This Term Sheet is for discussion purposes only.  There is no obligation on the part of any Party until the Parties sign a definitive agreement in form and substance reasonably satisfactory to the Parties (the “Agreement”).

Proposed Purchase Price
HNH proposes to acquire the outstanding shares of common stock of the Company (the “Shares”) not already owned by HNH, Steel Partners Holdings L.P. or their affiliates at a price of $10.00 per Share (the “Purchase Price”).

No Financing Condition	The Proposed Transaction is not expected to be conditioned upon HNH obtaining any third-party financing.

No Due Diligence	The Proposed Transaction shall not be conditioned upon HNH engaging in any due diligence review with respect to the Company.

Survival of Representations and Warranties	The customary representations and warranties in the Agreement to be agreed upon by the Parties shall not survive the closing of the Proposed Transaction.

Go-Shop	The Parties agree that the Agreement shall include a customary 30-day go-shop period (the “Go-Shop”).

Break-Up Fee	Following the termination of the Go-Shop period the Parties agree that the Company shall pay a 3% break-up fee if it terminates the Agreement.

Investment Bank Fees	The terms of any investment banking fees shall be mutually agreed upon by the Parties.

Other Terms	The Agreement will contain other customary terms and provision to be agreed upon by the Parties.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH’s diverse product offerings are marketed throughout the United States and internationally.

HNH’s companies are organized into five businesses: Joining Materials, Tubing, Building Materials, Arlon, and Kasco.

The Company sells its products and services through direct sales forces, distributors, and manufacturer’s representatives. HNH serves a diverse customer base, including the construction, electronics, telecommunications, transportation, utility, medical, semiconductor, aerospace, aviation, military electronics and food industries.

The Company’s business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

The Company is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding HNH’s offer to acquire JPS. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual or quarterly report filed with the Securities and Exchange Commission (“SEC”) as detailed from time to time in the Company’s filings with the SEC, which factors are incorporated herein by reference, as well as and risks and uncertainties relating to the proposed merger, including the negotiation and completion of a formal transaction agreement and regulatory approval processes. Readers are cautioned not to place undue reliance on any of these forward-looking statements. HNH undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

James F. McCabe, Jr., Senior Vice President and Chief Financial Officer
212-520-2376
jmccabe@steelpartners.com